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                                                                  EXHIBIT 2
                  CERTIFICATE OF OWNERSHIP AND MERGER

                                MERGING

                  TRANSKRIT CORPORATION ("TRANSKRIT")

                                 INTO

                NATIONAL FIBERSTOK CORPORATION ("NFC")

                               * * * * *


      National Fiberstok Corporation ("NFC"), a corporation organized and existing under the laws of Delaware, DOES HEREBY CERTIFY:

      FIRST: That NFC was incorporated on the eighteenth day of August, 1989, pursuant to the General Corporation Law of the State of Delaware.

      SECOND: That NFC owns all of the outstanding shares (of each class) of the stock of Transkrit, a corporation incorporated on the eighth day of December, 1995, pursuant to the General Corporation Law of the State of Delaware.

      THIRD: That NFC, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent, filed with the minutes of the Board on the twenty-eighth day of June, 1996, determined to and did merge into itself said Transkrit:

      RESOLVED, that NFC merge, and it hereby does merge into itself Transkrit and assumes all of Transkrit's obligations; and

      FURTHER RESOLVED, that NFC shall be the surviving corporation; and



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      FURTHER RESOLVED, that the Articles of Incorporation of NFC as heretofore amended and as in effect on the date of the merger provided for in this Agreement, shall continue in full force and effect as the Articles of Incorporation of the surviving corporation; and

      FURTHER RESOLVED, that on the effective date of the merger, all of the outstanding shares of capital stock (of each class) of Transkrit shall be cancelled and retired; and

      FURTHER RESOLVED, that the bylaws of NFC as they exist on the effective date of the merger shall be and remain the bylaws of the surviving corporation until the same shall be altered, amended and repealed as therein provided; and

      FURTHER RESOLVED, that the officers of NFC as they exist on the effective date of the merger shall be and remain officers of the surviving corporation until the next annual meeting of NFC and/or until his or her successor shall have been duly elected or qualified; and

      FURTHER RESOLVED, that the directors and committee members of NFC shall be the directors and committee members of the surviving corporation on the effective date of the merger, each holding the same directorship for the term elected and until their successors are duly elected or appointed and qualified; and

      FURTHER RESOLVED, that upon the merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the merged corporation shall be transferred to, vested in and devolve upon the surviving corporation without further act or deed and all property, rights, and every other interest of the surviving corporation and the merged corporation shall be as effectively the property of the surviving corporation as they were of the surviving corporation and the merged corporation respectively, and that, from time to time, as and when requested by the surviving corporation or by its successors or assigns the surviving corporation shall execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the surviving corporation may deem necessary or desirable in order to vest in and confirm to the surviving corporation title to and possession of any property of the merged corporation acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of the merged


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      corporation and the proper officers and directors of the surviving corporation are fully authorized in the name of the merged corporation or otherwise to take any and all such action; and

      FURTHER RESOLVED, that the merger shall become effective on June 28, 1996; and

      FURTHER RESOLVED, that the proper officer of this corporation be and he or she is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge Transkrit into itself and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger.

      FOURTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of NFC at any time prior to the effective date of the merger.


      IN WITNESS WHEREOF, NFC has caused this Certificate to be signed by Robert
B. Webster, its Executive Vice President and Chief Financial Officer, this twenty-eighth day of June, 1996.



                                By:  /S/ ROBERT B. WEBSTER
                                    ----------------------
                                   Title:  Executive Vice President and
                                          Chief Financial Officer

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